Exhibit 99.1

USA TECHNOLOGIES ANNOUNCES AGREEMENT WITH HUDSON EXECUTIVE CAPITAL

Company Will Welcome Eight New Independent Directors

MALVERN, Pa. – April 27, 2020 – USA Technologies, Inc. (OTC:USAT) (“USAT” or the “Company”), a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market, today announced that it had entered into an agreement with Hudson Executive Capital LP (“Hudson Executive”), a New York-based investment firm and the largest shareholder of the Company.

Under the terms of the agreement, the Company has appointed Lisa P. Baird, Douglas G. Bergeron, Douglas L. Braunstein, Jacob Lamm, Michael K. Passilla, Ellen Richey, Anne M. Smalling and Shannon S. Warren to the Board of Directors, effective immediately.

Donald W. Layden, Jr. and Patricia A. Oelrich will continue to serve as directors of the Company and will stand for election at the 2020 Annual Meeting of Shareholders together with the newly appointed directors. The Company has accepted the resignations of Kelly Ann Kay, Robert L. Metzger, Sunil Sabharwal, William J. Schoch and Ingrid S. Stafford from the Board.

Hudson Executive has agreed to vote all shares of common stock owned by it in favor of the election of the 10 person USAT slate at the 2020 Annual Meeting.

Donald W. Layden, Jr., the Chief Executive Officer of the Company, said, “The Company believes the agreement with Hudson Executive is in the best interests of the Company and its shareholders. I would like to thank Kelly Ann, Robert, Sunil, Bill and Ingrid for all of their contributions to USAT. Patricia and I look forward to working with our new Board members on moving the Company forward.”

Douglas Braunstein, Founder and Managing Partner of Hudson Executive, said, “We are pleased that we have been able to reach an agreement with the Company that installs a reconstituted Board and reflects the wishes of the shareholders.”

Douglas Bergeron, Managing Partner of Hudson Executive, added, “We are confident that the new Board will be able to fundamentally transform USAT. The new Board brings payments expertise, operating discipline, and the control and financial expertise that we believe will increase shareholder value over time.”

The full agreement with Hudson Executive will be filed in a Current Report on Form 8-K with the Securities and Exchange Commission.

About USA Technologies, Inc.

USA Technologies, Inc. is a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market. With approximately 1.2 million connections, USAT is transforming the unattended retail community by offering one integrated solution for payments processing, logistics, and back-office management. The company’s enterprise-wide platform is designed to increase consumer engagement and sales revenue through digital payments, digital advertising and customer loyalty programs, while providing retailers with control and visibility over their operations and inventory. As a result, customers ranging from vending machine companies, to operators of micro-markets, gas and car charging stations, laundromats, metered parking terminals, kiosks, amusements and more, can run their businesses more proactively, predictably, and competitively.

Contacts

Monica Gould

The Blueshirt Group

Tel: +1 212-871-3927

monica@blueshirtgroup.com

Lindsay Savarese

The Blueshirt Group

Tel: +1 212-331-8417

lindsay@blueshirtgroup.com

Jonathan Gasthalter / Nathaniel Garnick

Gasthalter & Co.

212.257.4170